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[CONFORMED COPY]

Exhibit 4.59

Third Amendment to Common Stock Purchase Agreement

by and between

ZeniMax Media Inc.

and

SBS Broadcasting S.A.

April 16, 2002

Third Amendment to Common Stock Purchase Agreement

        This Third Amendment to Common Stock Purchase Agreement (the "Third Amendment") is made as of this 16th day of April 2002, to amend the Common Stock Purchase Agreement dated October 30, 2000, as modified by a First Amendment dated May 15, 2001, a Second Amendment dated June 14, 2001 (the "Agreement") by and between ZeniMax Media Inc., a Delaware corporation (the "Company") and SBS Broadcasting S.A., a Luxembourg corporation (the "Purchaser" or "SBS").

        In consideration of the representations, warranties and covenants in the Agreement and for other good and valuable consideration, the Company and SBS hereby agree as follows:

1.
Extension of Effectiveness of F-3 Registration Statement.

(a)
SBS shall maintain the effectiveness of Amendment No. 1 to its Form F-3 Registration Statement (No. 333-13872) ("F-3 Registration Statement"), filed with the United States Securities and Exchange Commission ("SEC"), and deemed effective on October 17, 2001, to and including June 30, 2002, with respect to the Company's right to offer for sale 181,818 shares of common stock, par value $1.50 per share, of SBS (the "SBS Shares"), delivered to the Company in exchange for certain consideration under the Agreement.

(b)
SBS shall incorporate by reference the F-3 Registration Statement in its SEC filings required to be made by law and take such further steps as may be necessary or required to maintain the Company's ability to offer the SBS Shares for sale pursuant to such F-3 Registration Statement.

2.
Maintenance of SBS Website Hosting

        In consideration of SBS' agreement under section 1, the Company shall continue to host the SBS corporate website (www.sbsbroadcasting.com) until June 30, 2002. SBS shall pay the Company only with respect to live web casting assignments at the rate of $200/hour, which rate is consistent with past practices between the parties, based on a submitted invoice from the Company.

3.
Effect of this Amendment.

        The parties agree that all other terms and conditions set forth in the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY:
ZENIMAX MEDIA INC.
By:	/s/ ROBERT A. ALTMAN
Name:	Robert A. Altman
Title:	Chairman and CEO
Address:	1370 Piccard Drive, Suite 120 Rockville, MD 20850
PURCHASER:
SBS Broadcasting S.A.
By:	/s/ MICHAEL FINKELSTEIN
Name:	Michael Finkelstein
Title:	Vice Chairman and Chief Executive Officer
Address:	SBS Services (U.K.) Limited 36 Ives Street London SW3 2ND United Kingdom
Copies to:	SBS Services (U.K.) Limited 36 Ives Street London SW3 2ND United Kingdom Attn: Corporate Secretary

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  Exhibit 4.59
Third Amendment to Common Stock Purchase Agreement